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                      CONSENT OF INDEPENDENT ACCOUNTANTS
                      ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 26, 1999, except for the information in Notes B, C and S as to which the date is January 17, 2000, relating to the financial statements, which appears in Raytheon Company's Annual Report on Form 10-K/A for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated January 26, 1999 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K/A. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.


PricewaterhouseCoopers LLP

Boston, Massachusetts
January 21, 2000